Exhibit 10.5

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”), is made and entered into as of August 28, 2015 (the “Effective Date”) by and between Nectar7, LLC, a Delaware limited liability company with principal offices located at 12526 High Bluff Dr., Suite 210, San Diego, California 92130 (“Buyer”), and ChromaDex, Inc., a California corporation with principal offices located at 10005 Muirlands Blvd., Suite G, Irvine, California 92618 (“Seller”).  Seller and Buyer are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

W I T N E S S E T H

WHEREAS, Seller has developed a novel and proprietary ingredient, Nicotinamide Riboside, with the trade name NIAGEN® (the “Product”).

WHEREAS, Buyer desires to purchase the Product from Seller, and Seller desires to sell the Product to Buyer subject to the terms and conditions hereinafter described.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows.

1.           Definitions.

The following terms have the meanings specified below:

“Affiliate” shall mean, with respect to a Party, any person or entity that controls, is controlled by, or is under common control with such Party.  An entity or person shall be deemed to be in control of another entity (a “Controlled Entity”) if the former owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting equity of the Controlled Entity (or other majority equity, voting or ownership interest, in the event that such Controlled Entity is an entity other than a corporation).

“Excluded Field” shall mean the Doctor Channel, the Multi-Level Marketing Channel, and the Direct Response Channel.  The “Doctor Channel” is defined herein as the sale of nutritional supplements through licensed healthcare practitioners.  The “Multi-Level Marketing Channel” is defined herein as the sale of the Finished Products through a network of independent marketing representatives.  The “Direct Response Channel” is defined herein as the marketing and advertising of the Finished Product through direct response television and radio advertisements of any length or format intended to reach one or more potential consumers asking such consumers to purchase from or respond directly to Buyer or Buyer’s agents via a website, telephone number or other medium to purchase the Finished Products.  Additional channels may be added to this definition of “Excluded Field” at any time by Seller, in its sole discretion, upon thirty (30) days’ prior written notice to Buyer.

“Excluded Products” means topical skincare or cosmetic products and any and all dietary supplements in the form of an energy shot, a melt (melting or dissolvable tablet or delivery system) or combination of NIAGEN® with Choline and/or Betaine and/or DMG (all forms).  Seller may add additional products to this definition of “Excluded Products”, in its sole discretion, upon written notice to Buyer; provided, that, such added products do not impair the rights of Buyer to purchase the Product for the applications set forth on Exhibit B.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

“Exclusivity Rights” shall mean those exclusive rights to sell the products applications in the geographic areas set forth on Exhibit B.

“Finished Products” shall mean Buyer’s finished product applications containing or using the Product.

“Good Manufacturing Practices” shall mean current and any future good manufacturing practices and quality system regulations set forth by any governmental or regulatory authority of a country in which the Finished Products shall be manufactured or sold, and if the Finished Products are manufactured outside of the applicable Territory (defined below), the current and any future good manufacturing practices and quality system regulations in the country in which the Finished Product is manufactured.

“Specification” shall mean the description of the Product set forth on Exhibit A.

“Territory” shall mean the geographic areas listed on Exhibit B hereto under the column entitled “Exclusivity Area/Region.”

2.           Right to Sell; Non-circumvention.

2.1     Right to Sell. Seller hereby grants to Buyer a non-exclusive right to sell and distribute the Products in Finished Products (subject to Section 6.2 of this Agreement), and Seller hereby further grants to Buyer the exclusive right to sell and distribute the Product in Finished Products for the applications and time periods, and in the geographic areas, set forth on Exhibit B. The Parties acknowledge that Buyer’s ongoing rights to exclusivity as to any application set forth on Exhibit B shall be conditioned on Buyer receiving the Minimum Revenues set forth on Exhibit B for that application. For applications in which Minimum Revenues are not yet specified on Exhibit B, Buyer and Seller shall work in good faith to establish commercially reasonable minimum revenue targets for the given applications, time periods and geographic reas consistent with (i) Seller’s ability to produce and deliver the Product in commercially reasonable quantities for the specified applications, (ii) the market size for such applications, (iii) the existence of competing products for the specified applications, and (iv) such other factors as are commercially material. Buyer shall not sell the Finished Products in the Excluded Field and shall not sell Excluded Products.

2.2      [*]. [*] acknowledges that [*] will [*] toward the [*] and [*] of [*] (defined below), any of whom may [*] the [*] and [*] of the [*]. Accordingly, [*] agrees that during the Term, as it applies to any given product application, and for a period of one (1) year following the expiration of such Term for such product application, [*] shall not, and shall not allow any of its Affiliates, or any employee, agent or representative of [*] or any such Affiliate, to, directly or indirectly, for the [*], [*], or [*], or [*] to a [*] from, any [*] or any [*] who [*] reasonably believes, or should reasonably believe, to be [*] or the [*], unless [*] specifically consents to such [*] in writing, on a case-by-case basis, which consent may be withheld in [*]’s sole discretion.  As used herein, the term “[*]” shall mean [*], before or during the Term, for the purposes of [*] and [*], in writing at the time of termination.

3.           Equity Participation.  Buyer anticipates that, with respect to each of the product applications described on Exhibit B hereto, Buyer will create a subsidiary entity for the purpose of commercializing such product application (the “Application Subsidiary”). Buyer and Seller agree that, upon formation of any such entity, Buyer and Seller shall enter into good faith negotiations for the sale by Buyer of up to five percent (5%) of the voting ownership interests of such entity to Seller at a valuation and on such other terms as may be mutually agreeable. Neither Buyer nor Seller shall have any obligation to consummate the purchase or sale of such equity securities.

4.           Ordering, Purchase Price and Payment.

4.1           Purchase Orders.  Buyer shall periodically submit to Seller purchase orders for the Product, which purchase orders shall set forth specific quantities, delivery date and shipping instructions.  Purchase orders shall be submitted to Seller at least thirty (30) days before the delivery date specified therein.  The minimum purchase order quantity and minimum pack size shall be twenty (20) kilograms.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

4.2           Fulfillment.  Seller does not guarantee fulfillment of any purchase orders submitted on less than thirty (30) days’ prior notice; provided, however, that Seller will use its commercially reasonable efforts to fulfill any such purchase orders received on less than thirty (30) days’ prior notice.

4.3           Purchase Price; Payment.  The purchase price for the Product shall be [*] United States Dollars ($[*]) per kilogram of the Product (the “Price”). Payment shall be made in cash, via wire transfer, to Seller within thirty (30) days of the invoice date set forth in an applicable purchase order. Seller shall provide wire transfer instructions to Buyer concurrently with any such invoice. Subject to Buyer’s right to cure as provided in Section 10.2 of this Agreement, Buyer’s failure to make prompt and full payment of an invoice shall constitute a material breach of this Agreement.  The Price shall also be subject to volume discounts.

4.4           Taxes and Import Duties.  The Price does not include federal, state or local sales taxes, use taxes, occupational taxes or import duties.  Unless prohibited by law, Buyer is responsible for and shall pay all applicable sales, use, occupational, excise, value-added or other similar taxes or import duties applicable to the manufacture, sale, pricing, delivery or use of the Products provided by Seller, or in lieu thereof, Buyer shall provide Seller with a tax-exemption certificate acceptable to and considered valid by the applicable taxing authorities.

5.           Royalties.

5.1           For purposes of this Agreement, “Net Sales” shall mean, with respect to any Finished Products, the gross revenues received by Buyer from the sale of such Finished Product, less any (a) trade, quantity and cash discounts on Finished Product actually provided to third parties in connection with arms-length transactions, (b) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Finished Product, (c) actual freight and insurance costs incurred in transporting such Finished Product to such customers, and (d) excise, sale, use, value added or other taxes, other than income taxes paid by Buyer due to the sale of Finished Product.

5.2           Royalty Rate.  Buyer shall pay to Seller a [*] percent ([*]%) royalty on all Net Sales of Finished Products by Buyer that are either retail sales or direct sales to consumers and a [*] percent ([*]%) royalty on all Net Sales of Finished Products by Buyer that are wholesale sales. With respect to Net Sales for any application set forth on Exhibit B, for one (1) year from the Effective Date or until [*] of Royalties have accrued from the sale of Finished Products with respect to such application, whichever is later (the later of such dates being referred to as the “Conversion Date”), Seller has the right to convert accrued Royalties to equity in the Application Subsidiary relating to that application at a rate mutually agreed upon by both parties in good faith.  The Seller shall notify Buyer of its decision to convert, or not to convert, Royalties to equity in the Application Subsidiary in writing within 30 days after the Conversion Date. If Seller fails to notify Buyer within such 30-day period, Seller shall be deemed to have decided not to convert Royalty payments into equity of the Application Subsidiary. If Seller elects to receive Royalty payments in lieu of equity in the Application Subsidiary, Buyer shall have twelve (12) months from the date of notice from Seller to pay all accrued Royalties. In either case after the decision is made, royalties shall revert to [*] percent ([*]%) royalty rate on all Net Sales of Finished Products by Buyer that are either retail sales or direct to consumer sales and a [*] percent ([*]%) royalty rate on all Net Sales of Finished Products by Buyer that are wholesale sales.

5.3           Royalty Payments and Accounting.  During the Term, Buyer shall furnish to Seller a quarterly written report showing in reasonably specific detail the calculation of royalties owing for the reporting period (“Royalty Report”) broken down by application.  Buyer shall keep complete and accurate records in sufficient detail to enable the Royalties payable hereunder to be determined.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

5.4           Audits.  Upon the written request of Seller and not more than once in each calendar year, Buyer shall permit an independent certified public accounting firm of nationally recognized standing selected by Seller and reasonably acceptable to Buyer, at Seller’s expense, to have access during normal business hours to such of the records of Seller as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than twenty-four (24) months prior to the date of such request.  The accounting firm shall disclose to Seller only whether or not the reports are correct and the amount of any discrepancies.  No other information shall be shared.  If such accounting firm concludes that additional royalties were owed during such period, Buyer shall pay the additional royalties within thirty (30) days of the date Seller delivers to Buyer such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by Seller; provided, however, if the audit correctly discloses an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period are owed by Buyer for the audited period, then Buyer shall pay the reasonable fees and expenses charged by such accounting firm.

6.           Obligations.

6.1           Restrictions. Seller shall supply the Product to Buyer pursuant to valid purchase orders, and Buyer shall purchase the Product exclusively from Seller.

6.2           Sales in Bulk. Buyer may not re-sell or re-ship the Product in bulk raw material form, unless expressly authorized to do so in writing by Seller.

6.3           Labeling. For U.S. distribution, on or in labels, packaging, advertising, promotional materials or Internet communications for the Finished Product, Buyer will only make claims that are substantiated by competent and reliable scientific evidence and are in compliance with all applicable laws, rules and regulations. Buyer may not use, in labeling, advertising, promotion or otherwise: (a) any statements or quotations made by or attributed to any investigator who has conducted clinical studies on the Product; or (b) any photographs or other images of such investigators, without (i) the prior written consent of such investigators and the institutions at which such studies were conducted, and (ii) twenty (20) days’ notification to Seller of such written consent prior to any such use. Buyer will not misrepresent on product labels the amount, quantity or level of the Product contained in the Finished Product. Buyer hereby guarantees compliance with the requirements of this Section 6.4, specifically including compliance with current Good Manufacturing Practices as set forth in 21 C.F.R. § 111 (2015), as it may be amended from time to time, and other relevant rules, regulations, statutes and laws.  In the event that current labeling, packaging or formulations of the Finished Product do not comply with the requirements of this Section 6.4, Buyer will immediately rectify all nonconforming Finished Product in a manner acceptable to Seller, or Seller reserves the right to immediately terminate this Agreement.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

6.4           Patent Marking.  During the Term, Buyer will ensure proper patent marking on all Finished Product.  All Finished Product shall be marked as follows:

“Patent: See www.ChromaDexPatents.com”

7.           Delivery and Risk of Loss.  All sales are FOB\FCA Seller’s U.S. dock. Risk of loss and destruction of, or damage to, the Product shall be Seller’s until delivery of the Product to a common carrier at Seller’s U.S. dock. Thereafter, title shall pass to Buyer, and Buyer shall be fully responsible, and shall hold Seller harmless, for and assume all risk of loss and destruction of, or damage to, the Product. Loss or damage to the Product after risk of loss has passed to Buyer will not release or excuse Buyer from its obligations to Seller under this Agreement, including the obligation to make full payment of the purchase price. Seller reserves the right to pack or ship orders of the Product in the most economical manner; provided, however, that the use of such right does not result in increased risk of loss of the Product.  However, where Buyer requests special packaging or shipping, any additional cost will be billed to and be the responsibility of Buyer. Buyer acknowledges that Seller cannot accept returns, unless the Product to be returned does not meet the Specification or are otherwise defective.

8.           Delivery Delays.  Seller shall use its commercially reasonable efforts to make prompt deliveries in a commercially reasonable manner. Delivery dates and estimates are, however, not guaranteed. Seller disclaims any liability or responsibility, and Buyer shall hold Seller harmless, for the late or non-delivery of the Product. Buyer has no right to delay or defer delivery or acceptance.

9.           Rejection and Revocation of Acceptance.  Any rejection or revocation of acceptance of the Product by Buyer must be made within thirty (30) days of delivery of the Product and any attempted rejection or revocation of acceptance of such Product made after the expiration of such thirty (30) day period shall be null and void unless agreed to in writing by Seller. Failure to make a claim within such thirty (30) day period shall be conclusive evidence that the Product was satisfactory in all respects and supplied in accordance with the Specification.  Each shipment hereunder is to be regarded as a separate and independent sale. Seller’s weights and analysis shall govern and control.

10.           Term and Termination.

10.1           Term.  This Agreement shall commence on the Effective Date and, as to the product applications set forth on Exhibit B, shall remain in full force and effect for a term (the “Term”) equal to the period of time set forth opposite such application under the column entitled “Term” and automatically renew for successive five (5) year terms so long as Buyer is meeting Minimum Revenues.  The Parties recognize that this Agreement may terminate as to some product applications and yet remain in full force and effect with respect to other product applications depending on the applicable “Term” for such product application.

10.2           Termination.  Notwithstanding the foregoing, this Agreement may be terminated, in whole or in part, by:  (i) a Party in the event of a breach by the other Party of its covenants or obligations hereunder, which breach remains uncured for a period of thirty (30) days after written notice of such breach is provided by the non-breaching Party to the breaching Party; (ii) a Party immediately upon the giving of notice if the other Party files a petition for bankruptcy, is adjudicated bankrupt, takes advantage of the insolvency laws of any state, territory or country, or has a receiver, trustee, or other court officer appointed for its property; or (iii) a Party, if an event of Force Majeure (as described in Section 14 of this Agreement) with respect to the other Party shall have continued for ninety (90) days or is reasonably expected to continue for more than one hundred eighty (180) days; or (iv) by Seller in any product application upon 30 days prior written notice if Buyer’s Exclusivity in that particular product application is terminated in accordance with Section 10.1.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

11.           LIMITED WARRANTY AND DISCLAIMER OF ALL OTHER WARRANTIES.

(A) SELLER WARRANTS THAT THE PRODUCT SOLD HEREUNDER CONFORMS TO THE SPECIFICATION; (B) EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 11(A), SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING, BUT NOT LIMITED TO, THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. SELLER HAS NOT MADE ANY RECOMMENDATION TO BUYER REGARDING THE USE OR SUBSEQUENT SALE OF THE PRODUCT. BUYER HAS SATISFIED ITSELF THAT THE PRODUCT AND THE PURPOSE FOR WHICH IT WILL BE USED AND/OR SOLD IS IN COMPLIANCE WITH THE LAWS OF THE RELEVANT COUNTRIES; (C) BUYER’S EXCLUSIVE REMEDY AND SELLER’S EXCLUSIVE LIABILITY FOR SHIPMENT OF NON-CONFORMING PRODUCT SHALL BE LIMITED TO, AT SELLER’S SOLE OPTION, EITHER REPLACEMENT OF THE NON-CONFORMING PRODUCT OR A REFUND OF THE PURCHASE PRICE PAID FOR SUCH NON-CONFORMING PRODUCT. ALL CLAIMS MADE WITH RESPECT TO THE PRODUCT SHALL BE DEEMED WAIVED BY BUYER UNLESS MADE IN WRITING AND RECEIVED BY SELLER WITHIN THIRTY (30) DAYS OF DELIVERY OF SUCH PRODUCT. BUYER MUST MAKE ANY CLAIM FOR NON-COMFORMING PRODUCT, BREACH OF WARRANTY WITH RESPECT TO THE PRODUCT SOLD, OR ANY CLAIM OF ANY NATURE WHATSOEVER WITH RESPECT TO THE PRODUCT SOLD HEREUNDER IN WRITING WITHIN THIRTY (30) DAYS AFTER BUYER’S RECEIPT OF THE PRODUCT. BUYER IRREVOCABLY WAIVES AND RELEASES ALL CLAIMS THAT ARE NOT PROPERLY MADE WITHIN SAID THIRTY (30) DAY PERIOD.

12.           LIMITATION OF LIABILITY.

TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES WAIVE AND RELINQUISH ANY CLAIMS, DEMANDS, AND CAUSES OF ACTION OR RECOVERIES FOR PUNITIVE DAMAGES, EXEMPLARY DAMAGES, OR STATUTORY DAMAGES.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE SALE OF THE PRODUCT, INCLUDING ANY LOST REVENUES OR PROFITS, CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES, BUSINESS INTERRUPTION OR DAMAGE TO BUSINESS REPUTATION, REGARDLESS OF THE THEORY UPON WHICH ANY CLAIM MAY BE BASED, INCLUDING ANY TORT OR STATUTORY CAUSES OF ACTION. BOTH PARTIES UNDERSTAND AND AGREE THAT THIS LIMITATION OF LIABILITY ALLOCATES RISK OF NONCONFORMING GOODS BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND OTHER APPLICABLE LAW.  THE PRICES SET FORTH HEREIN REFLECT THIS ALLOCATION OF RISK AND THE LIMITATIONS OF LIABILITY, INCLUDING THE EXCLUSION OF SPECIAL, INDIRECT, CONSEQUENTIAL AND INCIDENTAL DAMAGES, IN THIS AGREEMENT.

13.           Intellectual Property Rights.  The sale of the Product to Buyer shall not confer upon Buyer any license or right under any patents, trade secrets or other proprietary information owned or controlled by Seller, or the right to otherwise utilize such proprietary information, it being specifically understood and agreed that all such rights are reserved to Seller.  Buyer shall use the Product trademark NIAGEN®, and agrees to do so in accordance with that certain Trademark License Agreement to be executed by the Parties prior to the sale or marketing of the Finished Product.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

14.           Waiver and Severability.  No claim or right arising out of a breach of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved Party. If any term, covenant, warranty, remedy or condition of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be held or deemed invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or provision, to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each remaining term, covenant or provision of this Agreement shall be deemed valid and enforced to the fullest extent permitted by law.

15.           Force Majeure.  A Party shall have no liability or obligation to the other Party of any kind, including, but not limited to, any obligation to deliver the Product or to make payment or accept delivery of the Product, arising from any delay or failure to perform all or any part of this Agreement as a result of causes, conduct or occurrences beyond such Party’s reasonable control, including, but not limited to, commercial impracticability, fire, flood, earthquake, lightning, storm, accidents, act of war, terrorism, civil disorder or disobedience, act of public enemies, problems associated with transportation (including car or truck shortages), shortages of energy or raw materials, acts or failure to act of any state, federal or foreign governmental or regulatory authorities, labor disputes, strikes, or failure of suppliers to make timely deliveries of materials, goods or services to Seller.  Seller may allocate its available supply among its customers in a manner determined by Seller to be fair and reasonable.

16.           Indemnification and Insurance. To the fullest extent permitted by law, Buyer shall defend, indemnify and hold Seller harmless from any and all claims, demands, causes of action, controversy, liabilities, fines, regulatory actions, seizures of the Product, losses, costs and expenses (including, but not limited to, attorneys’ fees, expert witness expenses and litigation expenses) (hereinafter “Claim”), arising from or in connection with any Claim asserted by a third party against Seller for any damage, environmental liability, patent or intellectual property infringement caused by Buyer’s use, modification or alteration of the Product, injury, death, loss, property damage, delay or failure in delivery of Seller’s Product or any other Claim, whether in tort, contract, breach of warranty or otherwise, relating to this Agreement, the business relationship between the Parties, the Product  provided hereunder, or Buyer’s breach of this Agreement. Notwithstanding the foregoing, Buyer has no indemnity obligation to Seller to the extent that any Claims result from the willful misconduct or gross negligence of Seller.

To the fullest extent permitted by law, Seller shall defend, indemnify and hold Buyer harmless from any and all Claims, arising from or in connection with any Claim asserted by a third party against Buyer for any patent or intellectual property infringement in connection with the Product (provided, that, such alleged infringement does not arise from the combination of the Product with other ingredients), injury, death, loss, property damage or any other Claim, whether in tort, contract, breach of warranty or otherwise, relating directly to the Product (except if such injury, death, loss, property damage or other Claim arises from the combination of the Product with other ingredients or from the packaging, delivery or subsequent handling by Buyer), or Seller’s breach of this Agreement. Notwithstanding the foregoing, Seller has no indemnity obligation to Buyer to the extent that any Claims result from the willful misconduct or gross negligence of Buyer.

The Parties agree, for the Term, to maintain a program of insurance or self-insurance at levels sufficient to satisfy their respective obligations as set forth in this Agreement.  Upon request by either Party, the other Party shall promptly disclose to the other Party, the insurance maintained by such disclosing Party in reasonable detail.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

17.           Relationship.  The relationship between Seller and Buyer shall be that of independent contractors, and neither Party, its agents and employees, shall under any circumstances be deemed the employees, distributors, franchisees, agents or representatives of the other Party.

18.           Assignment and Modification.  The rights and obligations of Buyer under this Agreement shall not be assignable without the prior written consent of Seller, except that Buyer may assign its rights hereunder, in whole or in part, to an Affiliate of Buyer.  This Agreement shall not be modified, altered or amended in any respect except by a writing signed by the Parties. Any variation, modification or addition to the terms set forth in this Agreement shall be considered a material modification and shall not be considered part of this Agreement unless evidenced by a writing signed by the Parties.

19.           Governing Law. This Agreement and all claims and causes of action shall be governed by and subject to the internal laws (exclusive of the conflicts of law provisions) and decisions of the courts of the State of California.  The sole and exclusive venue for all claims and causes of action between the Parties shall be the state or federal court located in Orange County, California.

20.           Notices.  Any demand upon or notice to a Party hereunder shall be effective when delivered by hand or when properly deposited in the mails postage prepaid, or sent by e-mail or electronic facsimile transmission with receipt acknowledged, or delivered to an overnight courier, in each case addressed to the Party at the address shown below or such other address as the Parties may advise in writing.

If to Seller: ChromaDex, Inc. 10005 Muirlands Blvd., Suite G Irvine, California 92618 Attention: Tom Varvaro Fax: 949-419-0294 Email: tom.varvaro@chromadex.com	If to Buyer: Nectar 7, LLC 12526 High Bluff Dr., Suite 210 San Diego, California 92130 Attention: David J. D’Arcangelo Fax: 858-638-7226 Email: david@financialdestinyblog.com or david@nectar7.com

21.           Entire Agreement.  This Agreement, the exhibits hereto and any documents referred to herein contain the complete agreement between the Parties with respect to the subject matter hereof.  All previous agreements, representations, warranties, promises and conditions relating to the subject matter of this Agreement are superseded by this Agreement.

22.           Counterparts.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

[Signatures to Follow]

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BUYER: Nectar7, LLC	Seller: ChromaDex, Inc.
/s/ David J. D’Arcangelo Name: David J. D’Arcangelo Title: Manager Date: August 28, 2015	/s/ Troy Rhonemus Name: Troy Rhonemus Title: Chief Operating Officer Date: August 28, 2015

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

EXHIBIT A
Product Specification

ChromaDex CONNECTION | NIAGEN | analytics | consulting | ingredients | standards

Customer Specification

PRODUCT NAME	Niagen®
PART NUMBER	ASB-00014315
GRADE	Dietary Ingredient
DOCUMENT NUMBER	200-CD-5.0-000598
DATE	03/24/2015
DOCUMENT REVISION	5

Structure

O
NH2
HO
N+
Cl −
O
HO
OH

CHEMICAL NAMES	β-Nicotinamide Riboside Chloride; 3-(Aminocarbonyl)-1-β-D-ribofuranosyl-pyridinium chloride (1:1)
CHEMICAL FORMULA	$C_{11}H_{15}N_2O_5 \cdot Cl$
MOLECULAR WEIGHT (MW)	290.70
CHEMICAL FAMILY	Vitamin Derivatives
CAS NUMBER	[23111-00-4]
SOURCE	Synthetic
RE-TEST DATE	2 years from date of manufacture

SPECIFICATION	METHOD	ACCEPTANCE CRITERIA
Physical Characteristics		
Description	N/A	Free flowing powder
Color	N/A	White to Light Brown
Odor	N/A	Neutral
Particle Size	Rotary Screen (or equivalent)	NLT 100% through 50 mesh screen

10005 MUIRLANDS BLVD., SUITE G, IRVINE, CA 92618 | TEL: 949.419.0288 | FAX: 949.419.0294
INGREDIENTS@CHROMADEX.COM | WWW.CHROMADEX.COM

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

ChromaDex. CONNECTION | NIAGEN. | analytics | consulting | ingredients | standards

Customer Specification

SPECIFICATION	METHOD	ACCEPTANCE CRITERIA	
Identity			
β-Nicotinamide Riboside Chloride	NMR	Conforms to structure	
Purity			
β-Nicotinamide Riboside Chloride	HPLC – UV (Weight %)	NLT 90%	
Other Impurities (Nicotinamide, unknown peaks)	HPLC – UV (Area %)	Report	
Moisture	Karl Fischer	NMT 5%	
Residual Solvent			
ICH Guidelines	GC-Headspace	ICH Guidelines	
Heavy Metals			
Lead	ICP, AOAC 993.14 2000	NMT 0.5 ppm	
Arsenic	ICP, AOAC 993.14 2000	NMT 1.0 ppm	
Cadmium	ICP, AOAC 993.14 2000	NMT 1.0 ppm	
Mercury	ICP, AOAC 993.14 2000	NMT 1.0 ppm	
Microbiological			
Total Plate Count	USP or equivalent	NMT 1000 CFU/g	USP <2023>
Yeast & Mold	USP or equivalent	NMT 100 CFU/g	
E. coli	USP or equivalent	Absent/10g	

REVISION	CHANGE(S) TO DOCUMENT	DATE
1.0	New Specifications	23-Apr-14
2.0	Removed particle size and bulk density parameters. Established moisture limit.	26-Sep-14
3.0	Changed logo to one with registered trademark symbol. Updated microbiological methods. Added revision history.	30-Sep-14
4.0	Updated microbiological methods to conform better with tests performed by subcontractors. Added recommended re-test interval.	09-Dec-14
5.0	Updated grade from "DS" to "DI" per MOC-15-0011. Updated graphics to new branding.	24-Mar-15

10005 MUIRLANDS BLVD., SUITE G, IRVINE, CA 92618 | TEL: 949.419.0288 | FAX: 949.419.0294

INGREDIENTS@CHROMADEX.COM | WWW.CHROMADEX.COM

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

EXHIBIT B
Exclusivity Rights

The following table specifies the time periods (the “Exclusivity Term”) and geographic areas (the “Exclusivity Area/Region”) in which Buyer will have the exclusive right to sell in any non-Excluded Field the indicated products, with the exception of the Excluded Products, for the applications described below:

•
Seller shall have the right to terminate Buyer’s exclusivity as to any product application if Buyer’s aggregate revenues from the sale of products for such application shall not exceed the minimum levels set forth under the column “Minimum Revenues” for the periods indicated in such column.  In instances where Buyer and Seller are to determine or establish minimum revenue targets after the date of this Agreement, Buyer and Seller shall work in good faith to establish commercially reasonable targets, taking into account the proposed product application, the anticipated market size and other relevant factors.

•	All dollar amounts below refer to United States (US) dollars.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Product	Product Application	Term	Exclusivity Area/Region	Minimum Revenues/Obligations “Minimum Revenues”

NIAGEN®	Oral consumption as a vitamin or nutraceutical supplement.	Five (5) years.
The Middle East (i.e. the countries or territories of Turkey, Cyprus, Syria, Lebanon, Iraq, Iran, Israel, the West Bank, the Gaza Strip, Jordan, Egypt, Sudan, Libya and the various states and territories of Arabia proper (Saudi Arabia, Kuwait, Yemen, Oman, Bahrain, Qatar and the United Arab Emirates) to the extent Product shall be lawfully sold.

For 6 months from Effective Date, Minimum Revenues are waived but Buyer must launch at least one Finished Product containing the Product;

$[*] for Year 1 (Year 1 begins 6 months after the Effective Date)

[*] for Year 2

[*] for Year 3

$[*] for Year 4

$[*] for any single 12-month period between the Effective Date and _____ 2020.

After reaching the $[*] milestone for any single 12-month period, $[*] for each subsequent twelve (12) month period thereafter.

NIAGEN®
Finished Products for wound healing,  including prevention and treatment, with the exception of cosmetics, prescription drugs and Over-the-Counter (OTC) therapeutic category subtopics: Acne; Dandruff; Seborrheic Dermatitis; Psoriasis; Skin Protectant; Sunscreen.

		five (5) years.	The world.
$[*] for the 12-month period ending December 31, 2016.

$[*] for 12-month period ending December 31, 2017

$[*] for the 12-month period ending December 31, 2018

$[*] for any single 12-month period ending _____ 2019.

After reaching the $[*] milestone for any single 12-month period, $[*] for each subsequent 12-month period thereafter.

NIAGEN®	Nutritional and medicinal products for livestock (cattle, goats, sheep and pigs), horses and poultry.	Five (5) years; provided, that, within 24 months of the Effective Date, Buyer has entered into an agreement to sell products for this application.	The world.	$[*] for YEAR 3 (beginning 24 months from Effective Date) and increasing [*]% every year thereafter until reach $[*]

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Nano NIAGEN®
Nano NIAGEN® shall mean smaller particles of NIAGEN® for delivery in liquid or other forms (“Liquid NIAGEN®”) utilizing strips, liquid pump spray or  liquid drops from containers containing two (2) ounces or less, or other delivery systems for Liquid NIAGEN, whether or not such product must be refrigerated to preserve its efficacy.

5 years from the date that Liquid NIAGEN® is ready for commercialization without the use of refrigeration; provided, that, within 12 months of the date which Liquid Niagen is ready for commercialization without refrigeration, Buyer has launched a consumer Liquid NIAGEN product on its website.

			The world.	$[*] for YEAR 3 (beginning 24 months from Effective Date) and increasing [*]% every year thereafter until the minimum revenue target has reached $[*]
NIAGEN®	Dietary Supplement in the form of a tablet or capsule	Seller launches product within 1 year of Effective Date in each country or loses exclusivity for that specific country	Philippines, Taiwan, Hong Kong (not all of China), Singapore
For 6 months from Effective Date, Minimum Revenues are waived but Buyer must launch at least one Finished Product containing the Product:

$[*] for Year 1 (Year 1 begins 6 month after the Effective Date)

$[*] for Year 2

$[*] for Year 3

$[*] for Year 4

$[*] for any single twelve (12) month period between the Effective Date and _____ 2020.

NIAGEN®	Sports hydration beverages with a Nutrition Facts label and a net quantity contents greater than 2oz	1 Year	United States

Meet with 1 potential customer and have made meaningful progress toward deal to the reasonable  satisfaction of Seller within 90 days of Effective Date;

For every 90 days thereafter, Buyer shall have made meaningful progress toward closing a deal to the reasonable satisfaction of Seller.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

FIRST ADDENDUM TO THE NIAGEN® SUPPLY AGREEMENT BETWEEN
NECTAR7 LLC AND CHROMADEX, INC.

This First Addendum (the “Addendum”) dated September 30, 2015 (“Addendum Effective Date”), is attached to and forms part of the SUPPLY AGREEMENT (the “Agreement”) dated August 28, 2015 made by and between ChromaDex, Inc., a California corporation, having a principal place of business at 10005 Muirlands Blvd, Suite G, Irvine, CA 92618 (“Seller”) and Nectar7 LLC, a Delaware limited liability company, with principal offices located at 12526 High Bluff Drive, Suite 210, San Diego, CA 92130 (“Buyer”).  To the extent that any of the terms or conditions contained in this Addendum may contradict or conflict with any of the terms or conditions of the Agreement, it is expressly understood and agreed that the terms of this Addendum shall take precedence and supersede the Agreement.

RECITALS

WHEREAS, the parties desire to amend the Agreement as provided herein;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Amend Exhibit B - Exclusivity Rights to add and include the following additional rights:

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

EXHIBIT B
Exclusivity Rights

Product	Product Application	Term	Exclusivity Area/Region	Minimum Purchase Requirements/Obligations “Minimum Revenues”

NIAGEN®	Dietary Supplement in the form of a tablet, capsule, powder, liquid, or spray containing a combination of NIAGEN® and collagen	Five (5) years	United States
For rights to sell the Product Application in the Area/Region, Buyer agrees to meet the following take or pay requirements.  For the exclusive rights for the Product Application in the Area/Region, Buyer shall also meet the following Minimum Revenue requirements for Product used in this Product Application (Dietary Supplement in the form of a tablet, capsule, powder, or a single serving ready to drink shot containing a combination of NIAGEN® and collagen):
2016:
Take or pay an aggregate of $[*] of Product for use in any Product Application, in quarterly payments of the following:
Q1 = $[*]
Q2 = $[*]
Q3 = $[*]
Q4 = $[*]

Any shortfalls in quarterly payments shall be cured the quarter immediately following the shortfall.
Minimum Revenue: $[*]
2017: Take or pay $[*] of Product for use in any Product Application, with quarterly payments of $[*] and
Minimum Revenue of $[*]
2018: Take or pay $[*] of Product for use in any Product Application, with quarterly payments of $[*] and
Minimum Revenue of $[*]

Every year thereafter shall be negotiated in good faith, but shall not be less than $[*] take or pay per year.

Buyer may cancel above take or pay obligation upon 90 days written notice resulting in the simultaneous termination of exclusivity.

2.	All other terms and conditions of the SUPPLY AGREEMENT remain the same.

3.
This Addendum may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

IN WITNESS WHEREOF, the parties have executed this Addendum by their duly authorized representatives for good and valuable consideration.

CHROMADEX, INC.		NECTAR7 LLC
By:	/s/ Troy Rhonemus	By:	/s/ David D’Arcangelo
Name:	Troy Rhonemus	Name:	David D’Arcangelo
Title:	COO	Title:	Member
Date:	10/1/2015	Date:	9/30/2015